Boston Private Wealth Announces Executive Appointments

Boston, Mass. - (October 27, 2015) - Boston Private Wealth LLC, a premier provider of wealth management services, today announced that Corey A. Griffin has been named Chief Executive Officer. Boston Private Wealth also announced that Scott W. Dell’Orfano has been named Chief Operating Officer and Thomas K. Anderson has been named Chief Investment Officer. The appointments are a key element in Boston Private Wealth’s drive to further establish itself as a world-class provider of personalized, creative and comprehensive wealth management and advisory solutions.

As CEO of Boston Private Wealth, Mr. Griffin will focus on the overall strategic direction and growth of the firm. Mr. Griffin will continue to work closely with Clayton G. Deutsch, CEO of Boston Private Financial Holdings, Inc., and Mark D. Thompson, who serves as President of Boston Private Financial Holdings and also CEO of Boston Private Bank & Trust Company, Boston Private Wealth’s parent company.

“This is an exciting time for Boston Private Wealth. Our wealth management business is robust and we are extremely confident in the team we have in place,” said Mr. Griffin. “Clients today are redefining wealth creation, and our level of service coupled with our personalized approach perfectly positions our firm to help clients succeed at every step in their financial journey.”

Mr. Griffin most recently served as COO of Boston Private Wealth, working closely with clients and responsible for the operational strategy and infrastructure of the firm. He joined Boston Private in 2014 as head of Corporate Development & Wealth Management Strategy. He is the former President of The Davis Companies, an institutional real estate investment manager, and the former Chairman and CEO of The Boston Company Asset Management, a subsidiary of Bank of New York Mellon. Under Mr. Griffin’s leadership, The Boston Company opened offices worldwide while developing a $75 billion global equity business.

In his new role as COO, Mr. Dell’Orfano will leverage his deep knowledge of the industry, experience running large growth-oriented businesses, and his relationships throughout the RIA community to support the growth of the firm and its brand. The 23-year financial services veteran moves from his current post as the company’s Chief Strategic Officer, where he was responsible for Boston Private Wealth’s corporate strategy and acquisition team.

Prior to joining Banyan Partners, which was acquired by Boston Private Wealth in 2014, Mr. Dell’Orfano was Executive Vice President of Fidelity Institutional Wealth Services Group, where he oversaw the growth of Fidelity’s RIA business to $600 billion in RIA-custodied assets from $100 billion over an eight-year period.

Mr. Anderson will lead investment strategy for Boston Private Wealth in his new role as CIO, and will continue in his role as Executive Managing Director, Wealth Management, West Coast Division of Boston Private Wealth. Previously, Mr. Anderson served as Chief Investment Officer at Boston Private Bank & Trust Company, where he managed the Bank’s equity and fixed income teams and was Chairman of the Bank’s Investment Policy Committee. Mr. Anderson has also served as the head of a global strategy and research team for the ETF business at State Street Global Advisors, and led the investment team for the Charitable Asset Management group at State Street Global Advisors.

#    #    #
About Boston Private Wealth
Boston Private Wealth LLC, an SEC registered investment advisor (RIA), is a premier provider of wealth management services including investment management and consulting, wealth advisory and planning, and family office services. Private banking and trust services are offered through Boston Private Wealth’s parent company, Boston Private Bank & Trust Company.

With its hallmark approach of customized, highly personal service, Boston Private Wealth manages and advises on over $8 billion in assets for high-net-worth individuals, families, family offices, foundations and institutions.

Boston Private Wealth is geographically situated in key financial regions throughout the nation. Headquartered in Boston, Massachusetts, Boston Private Wealth has offices in Florida (Palm Beach Gardens, Fort Lauderdale, Naples, and Coral Gables), California (San Francisco, Beverly Hills, Encino, and San Mateo), Georgia (Atlanta), Wisconsin (Madison), and Texas (Plano). In addition, wealth management professionals are also available to meet with clients at Boston Private Bank & Trust offices by appointment. For more information visit www.BostonPrivateWM.com.

Boston Private Wealth LLC is a wholly owned subsidiary of Boston Private Bank & Trust Company.